Exhibit (a)(1)(x)

Offer by

SLM CORPORATION

to Purchase for Cash

Up to $1,000,000,000 in Value of its Common Stock

At a Purchase Price Not Less Than $14.40 Per Share and Not More Than $16.50 Per Share

THE TENDER OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON MARCH 10, 2021 UNLESS THE TENDER OFFER IS EXTENDED OR WITHDRAWN.

February 25, 2021

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed by SLM Corporation, a Delaware corporation (the “Company”), to act as the Dealer Managers in connection with the offer by the Company to purchase for cash up to $1,000,000,000 in value of shares of its issued and outstanding common stock, $0.20 par value per share (the “shares”), which the Company amended on February 25, 2021, to now be at a price that will be not less than $14.40 per share and not more than $16.50 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 2, 2021 as amended by the Supplement to Offer to Purchase dated February 25, 2021 (collectively, as amended or supplemented from time to time, the “Offer to Purchase”), the related Amended Letter of Transmittal and the other materials filed as exhibits to the Amendment No. 1 to the Issuer Tender Offer Statement on Schedule TO-I filed with the Securities and Exchange Commission on February 25, 2021 (collectively, as amended or supplemented from time to time, the “tender offer materials”). The terms and conditions set forth in the tender offer materials collectively constitute the “tender offer”.

Under the tender offer, stockholders of the Company will have the ability to tender all or a portion of their shares at a price per share of not less than $14.40 per share and not more than $16.50 per share. Tendering shareholders may specify a price not less than $14.40 per share and not more than $16.50 per share (in increments of $0.10) at which they are willing to sell their shares pursuant to the tender offer. Based on the number of shares tendered and the prices specified by the tendering stockholders, the Company will determine the single per share purchase price (the “Purchase Price”) within the specified range, that will allow it to purchase a number of shares having an aggregate purchase price of $1,000,000,000, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. All shares acquired in the tender offer will be acquired at the same Purchase Price regardless of whether the stockholder tendered at a lower price, and the Company will only purchase shares tendered at prices equal to or below the Purchase Price. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $1,000,000,000 are properly tendered and not properly withdrawn prior to the Expiration Date (as defined in the Offer to Purchase), the Company will buy all shares properly tendered and not properly withdrawn. If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price in excess of $1,000,000,000, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Date, the Company will purchase properly tendered shares on the basis set forth in the Offer to Purchase and the related Amended Letter of Transmittal, including the provisions relating to “odd lot” tenders, proration and conditional tenders.

Shares tendered and not purchased because they were tendered at a price greater than the Purchase Price or because of priority, proration or conditional tenders will be returned, at the Company’s expense, to the stockholders who tendered such shares promptly after the Expiration Date. The Company also expressly reserves the right, in its sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1 of the Offer to Purchase.

Stockholders who have already tendered shares to the Company and indicated that they would be willing to sell their tendered shares at the final Purchase Price determined by the Company under the tender offer or whose tender is within the amended price range for purchase and who do not wish to change their tender, do not need to take any further action. All previous tenders by stockholders who did not indicate that they would be willing to sell their shares at the final Purchase Price determined under the tender offer and whose tender is not within the amended price range for purchase have been invalidated. Therefore, such stockholders, and any other stockholders who wish to tender their shares or change the number of shares or the price at which they wish to tender such shares in the tender offer, must deliver an amended Letter of Transmittal to the depositary for the tender on or prior to the Expiration Date.

For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Supplement to Offer to Purchase;

2. Amended Letter of Transmittal for your use and for the information of your clients;

3. Amended Notice of Guaranteed Delivery to be used to accept the tender offer if the shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase) or if the procedures for book-entry transfer cannot be completed on a timely basis; and

4. An amended form of letter that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the tender offer.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, ITS BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES OR AS TO THE PURCHASE PRICE OR PURCHASES PRICES AT WHICH TO TENDER ANY SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER SUCH SHARES. IN SO DOING, STOCKHOLDERS SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THE OFFER TO PURCHASE, IN THE RELATED AMENDED LETTER OF TRANSMITTAL AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING THE COMPANY’S REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2 OF THE OFFER TO PURCHASE. NONE OF THE COMPANY’S DIRECTORS OR EXECUTIVE OFFICERS WILL TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. SEE SECTION 11 OF THE OFFER TO PURCHASE.

CERTAIN CONDITIONS TO THE TENDER OFFER ARE DESCRIBED IN SECTION 7 OF THE OFFER TO PURCHASE.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON MARCH 10, 2021, UNLESS THE TENDER OFFER IS EXTENDED OR WITHDRAWN.

For shares to be properly tendered pursuant to the tender offer, either of the following must occur:

•

the certificates for the shares or confirmation of receipt of the shares under the procedure for book-entry transfer, together with a properly completed and duly executed Amended Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined in the Offer to Purchase) in the case of a book-entry transfer, and any other documents required by the Amended Letter of Transmittal, must be received prior to 12:00 midnight, New York City time, in each case, by the end of the day on the Expiration Date by the Depositary at its address set forth on the back cover page of this document; or

•	the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase, and the related Amended Letter of Transmittal.

STOCKHOLDERS WHO HAVE ALREADY TENDERED SHARES TO THE COMPANY AND INDICATED THAT THEY WOULD BE WILLING TO SELL THEIR TENDERED SHARES AT THE FINAL PURCHASE PRICE DETERMINED BY THE COMPANY UNDER THE TENDER OFFER OR WHOSE TENDER IS WITHIN THE AMENDED PRICE RANGE FOR PURCHASE AND WHO DO NOT WISH TO CHANGE THEIR TENDER, DO NOT NEED TO TAKE ANY FURTHER ACTION. ALL PREVIOUS TENDERS BY STOCKHOLDERS WHO DID NOT INDICATE THAT THEY WOULD BE WILLING TO SELL THEIR SHARES AT THE FINAL PURCHASE PRICE DETERMINED UNDER THE TENDER OFFER AND WHOSE TENDER IS NOT WITHIN THE AMENDED PRICE RANGE FOR PURCHASE HAVE BEEN INVALIDATED. THEREFORE, SUCH STOCKHOLDERS, AND ANY OTHER STOCKHOLDERS WHO WISH TO TENDER THEIR SHARES OR CHANGE THE NUMBER OF SHARES OR THE PRICE AT WHICH THEY WISH TO TENDER SUCH SHARES IN THE TENDER OFFER, MUST DELIVER AN AMENDED LETTER OF TRANSMITTAL TO THE DEPOSITARY FOR THE TENDER ON OR PRIOR TO THE EXPIRATION DATE.

The Company will not pay any fees or commissions to any broker or dealer or other person (other than as described in the Offer to Purchase) for soliciting tenders of shares pursuant to the tender offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Company will pay all stock transfer taxes applicable to its purchase of shares pursuant to the tender offer, subject to Instruction 8 of the Amended Letter of Transmittal. No broker, dealer, commercial bank, trust company or other nominee shall be deemed to be either our agent or the agent of the Company or the Depositary for the purpose of the tender offer.

Any inquiries you may have with respect to the tender offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Dealer Managers or the Information Agent at their respective telephone numbers and addresses set forth on the back cover of the Offer to Purchase.

Very truly yours,

J.P. Morgan Securities LLC
Goldman Sachs & Co. LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY, THE DEALER MANAGERS, INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR RESPECTIVE AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

Enclosures

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